EXHIBIT (e)(1)

                         Lifetime Achievement Fund, Inc.
                         15858 West Dodge Road Suite 310
                                 Omaha, NE 68118

                     DEALER AGREEMENT FOR THE SALE OF SHARES
                          OF LIFETIME ACHIEVEMENT FUND


Gentlemen:

Manarin Securities Corporation ("we" or "us") has entered into a Distribution Agreement with the Lifetime Achievement Fund, Inc. (the "Fund"), a Maryland corporation registered as a management investment company under the Investment Company Act of 1940 (the "1940 Act"), pursuant to which we have been appointed distributor (Distributor") of shares of the Fund.

This Dealer Agreement (the "Agreement") is offered under a Distribution Plan (the "Plan") adopted pursuant to Rule 12b-1 under the 1940 Act by the Fund. This Agreement is made between us and you and governs the services to be provided by you as an authorized dealer and for which you are entitled to receive payments pursuant to the Plan.

1. To the extent that you provide distribution assistance to us in accordance with the Plan and applicable rules of the National Association of Securities Dealers, Inc. (the "NASD") to those of your customers who may from time to time directly or beneficially own shares of the Funds, you shall be entitled to the payment of a fee and or a concession of the sales load charged on sales of the fund's shares pursuant to the Plan.

2. You are to offer and sell shares only at the regular public price currently determined by the Fund in the manner described in its offering Prospectus. This Agreement on your part runs to the our benefit and to the Fund and is enforceable by each. The offering Prospectus and this Agreement set forth the terms applicable to you.

3. Dealer Concession on Sales Charge.

A. On sales of shares of the Fund you will be paid part of the sales charged as a dealer concession as follows:


Purchases                              CONCESSION AS      CURRENT SALES CHARGE
                                       PERCENTAGE OF       AS A PERCENTAGE OF
                                       OFFERING PRICE        OFFERING PRICE
Less than $250,000                         2.25%                  2.50%
$250,000 but less than $500,000            1.35%                  1.50%
$500,000 but less than $1,000,000          0.90%                  1.00%
$1,000,000 or more                         0.90%                  0.00%

For investments of $1 million or more, either as a lump sum or through our letter of intent program, shares will be purchased without an initial sales charge. However, there is a 1% contingent deferred sales charge (CDSC) on any shares sold by the shareholder within 18 months of purchase.

4. In addition to dealer concession you will be paid a quarterly fee computed daily with respect to the shares of the Fund sold by you at an annual rate of 0.25% of the average net asset value of the shares of such Fund purchased or acquired by your firm as nominee for your customers, or are owned by those customers of your firm whose records, as maintained by the Fund or its transfer agent, designate your firm as the customers' dealer of record or holder of record (the "Subject Shares"). For purposes of determining the fees payable under this Agreement, the average daily net asset value of the Subject Shares will be computed in the manner specified in the Funds' Registration Statement ("Registration Statement") (as the same is in effect from time to time) in connection with the computation of the net asset value of shares for purposes of purchases and redemptions.

5. The total of the fees calculated for any period with respect to which such calculations are made will be paid within 45 days after the close of such period. We reserve the right at any time to impose minimum fee payment requirements before any periodic payments will be made to you hereunder.

6. In our discretion payment may be withheld with respect to the Subject Shares purchased by you and redeemed or repurchased by the Fund within seven (7) business days after the date of the confirmation of such purchase.

7. You shall furnish us and the Funds with such information as shall reasonably be requested either by the Trustees of the Funds or by us with respect to the services provided and the fees paid to you pursuant to this Agreement, including but not limited to blue sky sales reports. We shall furnish the Trustees of the Funds, for their review on a quarterly basis, a written report of the amounts expended under the Plan by us and the purposes for which such expenditures were made.

8. Orders shall be placed either directly with the Funds' Transfer Agent in accordance with such procedures as may be established by us or the Transfer Agent, or with the Transfer Agent through the facilities of the National Securities Clearing Corporation ("NSCC"), if available, in accordance with the rules of the NSCC. In addition, all orders are subject to acceptance or rejection by the Distributor or the Fund in the sole discretion of either. Purchase orders shall be subject to receipt by the Fund's Transfer Agent of all required documents in proper form and to the minimum initial and subsequent purchase requirements set forth in the Registration Statement.

9. Settlement of transactions shall be in accordance with such procedures as may be established by us, the Transfer Agent or, if applicable, the rules of the NSCC. If payment is not so received, we and the Fund reserve the right forthwith to cancel the sale, or at the option of us or the Fund to sell the Shares at the then prevailing net asset value, in which in either case you agree to be responsible for any loss resulting to the Funds and/or to us from your failure to make payments as aforesaid.

10. For all purposes of this Agreement you will be deemed to be an independent contractor and neither you nor any of your employees or agents shall have any authority to act in any matter or in any respect as agent for the Funds or for the Distributor. Neither you nor any of your employees or agents is authorized to make any representation concerning shares of the Fund except those contained in the then current Prospectus for the Fund. By your written acceptance of this Agreement, you agree to and do release, indemnify and hold us harmless from and against any and all liabilities, losses, claims, demands, charges, costs and expenses (including reasonable attorneys fees) resulting from requests, directions, actions or inactions of or by you or your officers, employees or agents or the purchase, redemption, transfer or registration of shares of the Funds (or orders relating to the same) by you or your clients, or from your breach of any of the terms of this agreement. Notwithstanding anything herein to the contrary, the foregoing indemnity and hold harmless agreement shall indefinitely survive the termination of this Agreement.

11. We may enter into other similar agreements with any other person without your consent.

12. You represent that you are a member of the NASD and agree to maintain membership in the NASD. You agree to abide by all the rules and regulations of the Securities and Exchange Commission and the NASD which are binding upon underwriters and dealers in the distribution of the securities of open-end investment companies, including without limitation, Section 2830 of the NASD Conduct Rules, all of which are incorporated herein as if set forth in full. You shall comply with all applicable laws including state and Federal laws and the rules and regulations of authorized regulatory agencies. You will not sell or offer for sale shares of any Fund in any state or jurisdiction where (i) you are not qualified to act as a dealer or (ii) the shares are not qualified for sale, including under the Blue Sky laws and regulations for such state, except for jurisdictions in which they are exempt from qualification. You agree to notify us immediately if your license or registration to act as a broker-dealer is revoked or suspended by any Federal, self-regulatory or state agency. We do not assume any responsibility in connection with your registration under the laws of the various states or jurisdictions or under federal law or your qualification under any applicable law or regulation to offer or sell shares.

13. You agree to maintain all records required by law relating to transactions involving the shares, and upon the request of us, or the Fund, promptly make such of these records available to us or the Fund's administrator as are requested. In addition you hereby agree to establish appropriate procedures and reporting forms and/or mechanisms and schedules in conjunction with us and the Fund's administrator, to enable the Fund to identify the location, type of, and sales to all accounts opened and maintained by your customers or by you on behalf of your customers.

14. You hereby certify that you are in compliance and will continue to comply with all applicable anti-money laundering laws, regulations, rules and government guidance and have in place a comprehensive anti-money laundering compliance program that includes: internal policies, procedures and controls for complying with the USA PATRIOT Act, a designated compliance officer, an ongoing training program for appropriate employees and an independent audit function. You also certify that you are in compliance and will continue to comply with the economic sanctions programs administered by the U.S. Treasury Department's Office of Foreign Asset Control ("OFAC") and have an OFAC compliance program in place that satisfies all applicable laws and regulations. You acknowledge that, because the Distributor will not have access to detailed information about your customers who purchase Subject Shares, you will assume responsibility for compliance with the foregoing laws and regulations in regard to such customers. You hereby agree to notify the Distributor promptly whenever, (i) pursuant to the provisions of your programs, indications of suspicious activity or OFAC matches are detected in connection with the purchase, sale or exchange of Subject Shares; or (ii) you receive any reports from any regulator(s) pertaining to your compliance with the foregoing laws or regulations in connection with your customers.

15. This Agreement may be terminated at any time without payment of any penalty, upon notice to the other party, by the Distributor or the vote of a majority of the Board of Directors of the Fund who are not interested persons of that Fund and have no direct or indirect financial interest in the operation of the plan or any agreements relating to the Plan (the "Independent Directors") or by a vote of a majority of the Fund's outstanding shares. It will be terminated, without notice, by any act which terminates either the Distribution Agreement with us or the Plan, upon your expulsion or suspension from the NASD, and in any event, it shall terminate automatically in the event of its assignment as that term is defined in the 1940 Act. We may in our sole discretion modify or amend this Agreement upon written notice to you of such modification or amendment, which shall be effective on the date stated in such notice.

16. The provisions of the Plan and the Distribution Agreement, insofar as they relate to our obligations and the payment of fees hereunder, are incorporated herein by reference. This Agreement shall become effective upon acceptance and execution by us. Unless sooner terminated as provided herein, this Agreement shall continue in full force and effect as long as the continuance of the Plan and this related Agreement are approved at least annually by a vote of the Board of directors, including a majority of the Independent Directors, cast in person at a meeting called for the purpose of voting thereon. All communications to us should be sent to the address shown on the first page of this Agreement. Any notice to you shall be duly given if mailed or telegraphed to you at the address specified by you below.

17. This Agreement shall be construed in accordance with the laws of the State of Nebraska, excluding the laws on conflicts of laws.



----------------------------------------       Lifetime Achievment Fund, Inc.
Name of Dealer (Please Print or Type)*         15858 West Dodge Road Suite 310
                                               Omaha, NE 68118

Address of Dealer





By:                                            By:
      ----------------------------------           -----------------------------
      Authorized Officer                             Authorized Officer


      Print Name                                     Print Name

Date:                                          Date:
      ----------------------------------             ---------------------------

Phone :
         -------------------------------




  *NOTE: Please sign and return both copies of this Agreement to Lifetime Achievment Fund, Inc. Attention: Deb Koch. Upon acceptance, one countersigned copy will be returned to you for your files.